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                                  EXHIBIT 10-1

                                    AGREEMENT

         This Agreement dated as of May 25, 2004 by and among High Falls Brewing Company, LLC, a New York limited liability company with an address at 445 St. Paul Street, Rochester, New York 14605 ("HFBC") and GBC Liquidating Corp., formerly known as The Genesee Brewing Company, Inc., a New York corporation with offices at GBC Liquidating Corp., c/o Ashley Management Corp., 16 West Main Street, Rochester, New York 14614 ("GBC"). -

                                    RECITALS

         R1.      HFBC has executed, as Maker, a Subordinated Promissory Note dated December 15, 2000 in the original principal amount of $4,500,000 in favor of GBC, as Payee (the "ORIGINAL NOTE").

         R2.      Provided that (a) HFBC and GBC execute this Agreement and (b)
HFBC and GBC execute and deliver an Amended and Restated Subordinated Promissory Note of even date in the principal amount of $4,000,000, in the form of EXHIBIT R2 to this Agreement (the "NEW NOTE"), which, when so executed and delivered, will by its terms amend, restate and replace the Original Note, St. Paul Associates, LLC has agreed to purchase the New Note pursuant to a Note Purchase Agreement of even date with GBC (the "NOTE PURCHASE AGREEMENT")..

         R3.      The New Note provides for forgiveness of a portion of the
interest accrued but unpaid under the Original Note and payment of the $100,000 balance of such interest pursuant to a separate agreement between HFBC and GBC.

         R4.      The parties wish to approve the execution and delivery of the
New Note and the purchase by St. Paul Associates, LLC of the New Note, on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties agree as follows:

         1. Amendment and Restatement of Original Note. Each of the parties hereby agrees to amend, restate and replace the Original Note by execution and delivery of the New Note. In connection therewith, each agrees to all of the amendments and waivers of the provisions of the Original Note evidenced by the terms and conditions set forth in the New Note.

         2. Amended Accrued Interest Amount. GBC agrees that the accrued but unpaid interest under the Original Note as of the date hereof is waived and released except to the extent of the $100,000 Amended Accrued Interest Amount, as reflected in the New Note. GBC further agrees that the Amended Accrued Interest Amount shall no longer be an obligation of the Original Note and shall not be an obligation payable under the New Note. However, HFBC agrees to pay the $100,000 Amended Accrued Interest Amount to GBC prior to HFBC's first

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payment of any interest or principal after the date hereof on the Investor Notes issued by HFBC pursuant to the Offering Summary Statement dated September 5, 2000 and the Rescission Offer dated December 8, 2000; provided, however, that HFBC's obligation to make such payment to GBC shall terminate if the payment is not made on or before April 30, 2006 and that both the payment to GBC and any contemporaneous payment with respect to the Investor Notes must be approved by all of HFBC's secured creditors that then hold debt to which the New Note is subordinate ("SENIOR DEBT"), including without limitation the specific written approval of each of Manufacturers and Traders Trust Company ("M&T BANK") and Cephas Capital Partners, LP ("CEPHAS"), respectively, as long as it holds Senior Debt. Among others, M&T Bank and/or Cephas may withhold approval of any such payment during any period within which payments may not be made with respect to the "Seller Junior Indebtedness" under the Intercreditor Agreement described below (a "NON-PAYMENT PERIOD"). HFBC and GBC agree that the provisions of this paragraph 2 are for the benefit of M&T Bank and Cephas, as well as of HFBC and GBC, and that such provision cannot be amended without the consent of each of M&T Bank and Cephas, respectively, as long as it holds Senior Debt..

         3. Mutual Releases and Indemnification. At the time of execution of this Agreement, each of HFBC and GBC agrees to execute the mutual releases attached hereto as EXHIBIT 3. By execution of this Agreement, HFBC hereby agrees that if GBC pays (whether voluntarily or involuntarily) to M&T Bank or Cephas the amount of any interest payment made by HFBC and received by GBC on the Original Note allegedly in violation of the terms of the Intercreditor Agreement among HFBC, M&T, Cephas and The Genesee Brewing Company, Inc. dated as of December 15, 2000 (the "INTERCREDITOR AGREEMENT"), HFBC shall reimburse GBC for the amount of such payment. HFBC hereby authorizes GBC to pay on its behalf the $120,000 interest payment to Cephas, which is a condition to the Cephas' release of GBC provided for in the Note Purchase Agreement. No such reimbursement payment provided for under this Section 3 shall be made during any Non-Payment Period. The suspension of reimbursement payments during any Non-Payment Period does not relieve HFBC of its reimbursement obligations hereunder and any reimbursement payment(s) due GBC shall be made immediately upon the expiration of any Non-Payment Period. HFBC agrees to notify GBC at the time of each interest payment made by HFBC to Cephas between the date hereof and July 31, 2004.

         4.       General Terms.

         (a) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

         (b) Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes any prior understanding, memoranda or other written or oral agreements between or among any of them respecting the within subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement which are not fully expressed herein.

         (c) Modifications: Waiver. No modification or waiver of this Agreement or any part hereof shall be effective unless in writing and signed by the party sought to be charged therewith. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any

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other or subsequent breach or condition, whether of like or different nature. No waiver of any breach or condition of this Agreement by or with respect to either party shall be deemed to be a waiver of the same breach or condition with respect to the other party. No course of dealing between the parties will be deemed effective to modify, amend or discharge any part of this Agreement or the rights or obligations of either party.

         (d) No Third Party Beneficiary. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity not a party hereto, except for M&T and Cephas, each of whom shall be a third party beneficiary of this Agreement.

         (e) Partial Invalidity. If any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear. The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

         (f) Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, or (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid, or (iii) on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested, or (iv) when telecopied or sent by facsimile transmission or electronic mail if an additional notice is also given under clause (i), (ii) or (iii) above within three days thereafter. Any such notice or communication shall be delivered or directed to a party at its address set forth below or at such other address as may be designated by a party in a notice given to all other parties hereto in accordance with the provisions of this paragraph.

         Notice to HFBC shall be sent to:    High Falls Brewing Company, LLC
                                             445 St. Paul Street
                                             Rochester, New York 14604
                                             Attention: Chief Operating Officer

         with a copy to:                     Gregory C. Yungbluth, Esq.
                                             Damon & Morey, LLP
                                             298 Main Street, Buffalo, NY 14202

         Notice to GBC shall be sent to:     GBC Liquidating Corp.
                                             c/o Ashley Management Corp.
                                             16 West Main Street
                                             Rochester, New York 14614

         with a copy to:                     Woods Oviatt Gilman LLP
                                             700 Crossroads Building
                                             2 State Street
                                             Rochester, New York 14614
                                             Attention: Gordon Forth, Esq.
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         (g)      Governing Law. This Agreement and all rights of the parties shall be governed by, and construed in accordance with, the laws of the State of New York pertaining to contracts made and to be wholly performed within such state, without taking into account conflicts of laws principles.

         (h) Jurisdiction and Venue. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, the parties hereto specifically consent and agree that:

                  (i) the courts of the State of New York and/or the United States Federal Courts located in the State of New York shall have exclusive jurisdiction over each of the parties and over the subject matter of any such proceedings; and

                  (ii) the venue of any such action shall be in Monroe County, New York.

         (i)      Expenses of Parties.

                  (i) All expenses involved in the preparation, authorization, execution and delivery of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants, shall be borne solely by the party that shall have incurred the same.

                  (ii) In the event of a breach of this Agreement, however, the prevailing party(ies) in any resulting litigation shall be reimbursed its reasonable attorneys' fees and expenses incurred in such litigation by the party against whom judgment is rendered.

         (k) Headings. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         (l) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of said counterparts together shall constitute but one and the same instrument.

                                          HIGH FALLS BREWING COMPANY, LLC

                                          By: /s/ John B. Henderson
                                             -----------------------------------

                                          Name: John B. Henderson

                                          Title: President & COO

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                                          GBC LIQUIDATING CORP.

                                          By: /s/ Steven M. Morse
                                             -----------------------------------

                                          Name: Steven M. Morse

                                          Title: Vice President & CFO